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                                                                       EXHIBIT 3



                           [DEUTSCHE BANK LETTERHEAD]




                                                                  March 12, 2000


Board of Directors
OEA, Inc.
P.O. Box 100488
Denver, CO 80250

Gentlemen:

Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to OEA, Inc. ("OEA" or the "Company") in connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 12, 2000, among the Company, Autoliv, Inc. ("Autoliv") and a to be formed wholly owned subsidiary of Autoliv which will merge with and into OEA ("Sub"), which provides, among other things, for Sub to commence a cash tender offer for all outstanding shares of the common stock, par value $0.10 per share, of the Company ("Company Common Stock") and the associated Common Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated March 25, 1998 by and between the Company and LaSalle Bank, N.A., at a purchase price of $10.00 per share, net to the seller in cash (the "Consideration"), to be followed by a merger of Sub with and into the Company (the cash tender offer and the merger collectively, the "Transaction") whereby each share of Company Common Stock not owned directly or indirectly by the Company or Autoliv will be converted into the right to receive the Consideration, and as a result, the Company will become a wholly owned subsidiary of Autoliv. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, to the stockholders of OEA of the Consideration.

In connection with Deutsche Bank's role as financial advisor to OEA, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. Deutsche Bank has also held discussions with members of the senior management of the Company regarding the business, operations and prospects of the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.



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OEA, Inc.
March 12, 2000



Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Autoliv, Sub and the Company contained in the Merger Agreement are true and correct and that Autoliv, Sub and the Company will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Autoliv, Sub and the Company to consummate the Transaction will be satisfied without any waiver thereof.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of OEA and is not a recommendation to the stockholders of OEA to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to the stockholders of OEA of the Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by OEA to engage in the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to OEA in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and Autoliv for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Consideration is fair, from a financial point of view, to the stockholders of OEA.


                                             Very truly yours,

                                             /s/ Deutsche Bank Securities Inc.

                                             DEUTSCHE BANK SECURITIES INC.